Exhibit 99.2

Pacific Capital Bancorp and Pacific Capital Bank, N.A. Extend Deadlines for Tender Offers

All Other Terms and Conditions for Tender Offers Remain Unchanged

SANTA BARBARA, California – July 27, 2010 – Pacific Capital Bancorp (Nasdaq: PCBC) (the “Company”) and its wholly-owned subsidiary, Pacific Capital Bank, N.A. (the “Bank”), announced today that the Company has extended the Company Expiration Date and Company Early Tender Deadline with respect to its previously announced cash tender offers for any and all of its outstanding trust preferred securities (the “Trust Preferred Securities”), and that the Bank has extended the Bank Expiration Date and Bank Early Tender Deadline with respect to its previously announced cash tender offers for any and all of its outstanding subordinated debt securities (the “Subordinated Debt Securities”), in each case in the manner described below.

Trust Preferred Securities

The tender offer for each series of Trust Preferred Securities will now expire at 5:00 p.m., New York City time, on August 27, 2010, unless extended or earlier terminated by the Company (the “Company Expiration Date”). In order to be eligible to receive the Company Total Offer Consideration of $400.00 per $1,000 liquidation amount of Trust Preferred Securities, holders must now validly tender, and not validly withdraw, their Trust Preferred Securities prior to 5:00 p.m., New York City time, on August 27, 2010, unless extended or earlier terminated by the Company with respect to that series (the “Company Early Tender Deadline”). The Company Expiration Date and the Company Early Tender Deadline have been extended to the same time and date; therefore, holders tendering their Trust Preferred Securities prior to 5:00 p.m., New York City time, on August 27, 2010 will receive the Company Total Offer Consideration, subject to the right of the Company to earlier terminate or extend either or both of the Company Expiration Date and the Company Early Tender Deadline to the same or different times or dates. Trust Preferred Securities purchased in the tender offers will be paid for on the applicable settlement date for each tender offer, which, assuming the tender offers are not extended or earlier terminated, will be promptly after the applicable Company Expiration Date. Holders will have no right to withdraw any Trust Preferred Securities that are tendered, unless the Company is required by law to provide withdrawal rights, even though the applicable settlement date may not occur for a significant period of time after the date hereof.

The complete terms and conditions of the tender offer for each series of Trust Preferred Securities are described in the Offer to Purchase dated May 17, 2010, as amended or supplemented from time to time, and the related Letter of Transmittal. Except for the extension of the Company Expiration Date and Company Early Tender Deadline, all other terms and conditions of the tender offer for each series of Trust Preferred Securities remain unchanged.

Subordinated Debt Securities

The tender offer for each series of Subordinated Debt Securities will now expire at 5:00 p.m., New York City time, on August 27, 2010, unless extended or earlier terminated by the Bank (the “Bank Expiration Date”). In order to be eligible to receive the Bank Total Offer Consideration of $650.00 per $1,000 principal amount of Subordinated Debt Securities, holders must validly tender, and not validly withdraw, their Subordinated Debt Securities prior to 5:00 p.m., New York City time, on August 27, 2010, unless extended or earlier terminated by the Bank with respect to that series (the “Bank Early

Tender Deadline”). The Bank Expiration Date and the Bank Early Tender Deadline have been extended to the same time and date; therefore, holders tendering their Subordinated Debt Securities prior to 5:00 p.m., New York City time, on August 27, 2010 will receive the Bank Total Offer Consideration, subject to the right of the Bank to earlier terminate or extend either or both of the Bank Expiration Date and the Bank Early Tender Deadline to the same or different times or dates. Subordinated Debt Securities purchased in the tender offers will be paid for on the applicable settlement date for each tender offer, which, assuming the tender offers are not extended or earlier terminated, will be promptly after the applicable Bank Expiration Date. Holders will have no right to withdraw any Subordinated Debt Securities that are tendered, unless the Bank is required by law to provide withdrawal rights, even though the applicable settlement date may not occur for a significant period of time after the date hereof.

The complete terms and conditions of the tender offer for each series of Subordinated Debt Securities are described in the Offer to Purchase dated May 17, 2010, as amended or supplemented from time to time, and the related Letter of Transmittal. Except for the extension of the Bank Expiration Date and Bank Early Tender Deadline, all other terms and conditions of the tender offer for each series of Subordinated Debt Securities remain unchanged.

Other Information

As of 5:00 p.m., New York City time, on July 26, 2010, the Bank had received tenders from holders of $50,000,000 in aggregate principal amount of the Subordinated Debenture due 2014, representing 100% of such securities, and $18,000,000 in aggregate principal amount of the 9.22% Subordinated Bank Notes due 2011, representing 50% of such securities, but the Company and the Bank had not received valid tenders from holders of any other Trust Preferred Securities or Subordinated Debt Securities.

TBC Securities, LLC is acting as Dealer Manager in connection with the tender offers. For additional information regarding the terms of the tender offers, please contact TBC Securities, LLC at (703) 894-6000.

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This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase with respect to any securities. The tender offers are being made solely pursuant to the applicable Offer to Purchase and the related Letter of Transmittal, which set forth the complete terms and conditions of the tender offers.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to, among other things, the tender offers and the transactions contemplated by the Investment Agreement. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company’s control. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. For more information about factors that could cause actual results to differ from the Company’s expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, including the discussion under “Risk Factors,” as filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.

About Pacific Capital Bancorp and Pacific Capital Bank, N.A.

Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 48 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank and First Bank of San Luis Obispo.

CONTACT INFORMATION:

Pacific Capital Bancorp

Debbie Whiteley, Executive Vice President, Investor Relations

805-884-6680

Debbie.Whiteley@pcbancorp.com

or

Financial Profiles

Tony Rossi, 310-478-2700 x13

trossi@finprofiles.com